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                                                                  EXHIBIT (a)(i)

                        METROPOLITAN SERIES FUND, INC.
                        ------------------------------


                            ARTICLES SUPPLEMENTARY
                            ----------------------
                                      TO
                                      --
                           ARTICLES OF INCORPORATION
                           -------------------------


  METROPOLITAN SERIES FUND, INC., a Maryland corporation having its principal office in this State c/o United Corporate Services, Inc., 20 South Charles Street, Suite 1200, Baltimore, Maryland 21201 (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

  FIRST: The Board of Directors of the Corporation, at a meeting duly convened and held on August 4, 1998, adopted resolutions increasing the total number of shares of capital stock of the Corporation from two billion (2,000,000,000) shares of the par value of one cent ($0.01) per share and of the aggregate par value of twenty million dollars ($20,000,000) to three billion (3,000,000,000) shares of the par value of one cent ($0.01) per share and of the aggregate par value of thirty million dollars ($30,000,000), classifying or reclassifying nine hundred million (900,000,000) unissued shares of capital stock of the Corporation of the par value of $0.01 per share by (i) establishing six (6) new classes of capital stock of the Corporation of the par value of $0.01 per share designated respectively as Harris Oakmark Large Cap Value Portfolio Capital Stock, T. Rowe Price Large Cap Growth Portfolio Capital Stock, Neuberger&Berman Partners Mid Cap Value Portfolio Capital Stock, Lehman Brothers Aggregate Bond Index Portfolio Capital Stock, Russell 2000 Index Portfolio Capital Stock and Morgan Stanley EAFE Index Portfolio Capital Stock, (ii) by increasing the aggregate number of shares of the capital stock of the State Street Research Diversified, the State Street Research Growth and the MetLife Stock Index Portfolios from, in each case, one hundred million (100,000,000) shares to two hundred million (200,000,000) shares and (iii) by allocating or
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reallocating such nine hundred million shares so that the total number of shares of authorized capital stock of the Corporation shall be divided among the following classes of capital stock, each class comprising the number of shares and having the designations, preferences, rights, voting powers and such qualifications, limitations and restrictions as are hereinafter set forth:

                                                       ORIGINAL           INCREASED AND RECLASSIFIED
                                                       SHARES OF          SHARES  OF
CLASS                                                  AUTHORIZED         AUTHORIZED
-----                                                  STOCK              STOCK
                                                       -----------        -----------
State Street Research Money Market Portfolio           100,000,000        100,000,000
State Street Research Income Portfolio                 100,000,000        100,000,000
State Street Research Growth Portfolio                 100,000,000        200,000,000

State Street Research Diversified Portfolio            100,000,000        200,000,000
GNMA Portfolio                                         100,000,000        100,000,000
State Street Research International Stock Portfolio    100,000,000        100,000,000

State Street Research Aggressive Growth Portfolio      100,000,000        100,000,000

MetLife Stock Index Portfolio                          100,000,000        200,000,000

Equity Income Portfolio                                100,000,000        100,000,000

Scudder Global Equity Portfolio                        100,000,000        100,000,000
T. Rowe Price Small Cap Growth Portfolio               100,000,000        100,000,000
Janus Mid Cap Portfolio                                100,000,000        100,000,000
Loomis Sayles High Yield Bond Portfolio                100,000,000        100,000,000

T. Rowe Price Large Cap Growth Portfolio                     -----        100,000,000
Harris Oakmark Large Cap Value Portfolio                     -----        100,000,000
Neuberger&Berman Partners Mid Cap Value Portfolio            -----        100,000,000

Lehman Brothers Aggregate Bond Index Portfolio               -----        100,000,000

Russell 2000 Index Portfolio                                 -----        100,000,000
Morgan Stanley EAFE Index Portfolio                          -----        100,000,000

UNCLASSIFIED                                           700,000,000        800,000,000
                                                       -----------        -----------


TOTAL                                                2,000,000,000      3,000,000,000


  The holders of each share of stock of the Corporation shall be entitled to one vote for each full share, and a fractional vote for each fractional share of stock, irrespective of the class, then standing in his name on the books of the Corporation. On any matter submitted to a vote of the stockholders, all shares of the Corporation then issued and outstanding and entitled to vote shall be voted in the aggregate and not by class except (1) when otherwise

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required by law and (2) if the Board of Directors, in its sole discretion, determines that any matter concerns only one or more particular class or classes, it may direct that only holders of that class or those classes may vote on the matter.

  Except as the Board of Directors may provide in classifying or reclassifying any unissued shares of stock, each class of stock of the Corporation shall have the following powers, preferences or other special rights, and the qualifications, restrictions, and limitations thereof shall be as follows:

  (1) Except as may be otherwise provided herein, all consideration received by the Corporation for the issue or sale of shares of stock of a particular class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form, shall constitute assets of that class, as opposed to other classes of the Corporation, subject only to the rights of creditors, and are herein referred to as assets "belonging to" that class. Any assets, income, earnings, profits, and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular class, shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated from time to time, in such manner and on such basis as the Board of Directors, in its sole discretion, deems fair and equitable.

  (2) The Board of Directors may from time to time declare and pay dividends or distributions, in stock or in cash, on any or all classes of stock, the amount of such dividends and distributions and the payment of them being wholly in the discretion of the Board of

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Directors, giving due consideration to the interests of each class and to the interests of the Corporation as a whole. Pursuant to the foregoing:

           (i) Dividends or distributions on shares of any class of stock shall be paid only out of surplus or other lawfully available assets determined by the Board of Directors as belonging to such class.

           (ii) Inasmuch as the Corporation intends to qualify as a "regulated open-end investment company" under the Internal Revenue Code of 1986, as amended, or any successor or statute comparable thereto, and regulations promulgated thereunder, and inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power in its discretion to distribute in any fiscal years as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient in the opinion of the Board of Directors, to enable the Corporation to qualify as a regulated investment company and to avoid liability for the Corporation for Federal income tax in respect to that year. In furtherance, and not in limitation of the foregoing, in the event that a class of shares has a net capital loss for a fiscal year, and to the extent that a net capital loss for a fiscal year offsets net capital gains from one or more of the other classes, the amount to

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          be deemed available for distribution to the class or classes with the net capital gain may be reduced by the amount offset.

  (3) The assets belonging to any class of stock shall be charged with the liabilities in respect to such class, and shall also be charged with its share of the general liabilities of the Corporation in proportion to the net asset value of the respective classes before allocation of general liabilities. However the decision of the Board of Directors as to the amount of assets and liabilities belonging to the Corporation, and their allocation to a given class or classes shall be final and conclusive.

  (4) In the event of the liquidation of the Corporation the stockholders of each class that has been established and designated shall be entitled to receive, as a class, the excess of the assets belonging to that class over the liabilities belonging to that class. The assets so distributable to the stockholders of any particular class shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books of the Corporation. Any assets not readily identifiable as belonging to any particular class shall be allocated by or under the supervision of the Board of Directors to and among any one or more of the classes established and designated, as provided herein. Any such allocation by the Board of Directors shall be conclusive and binding for all purposes.

  (5) Each holder of shares of capital stock of the Corporation shall be entitled to require the Corporation to redeem all or any part of the shares of capital stock of the Corporation standing in the name of such holder on the books of the Corporation, at the redemption price of such shares as in effect from time to time, subject to the right of the Board of Directors of the Corporation to suspend the right of redemption of shares of capital stock of the

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Corporation or postpone the time of payment of such redemption price in accordance with provisions of applicable law. The redemption price of shares of capital stock of the Corporation shall be the net asset value thereof as determined by, or pursuant to the discretion of the Board of Directors of the Corporation from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors of the Corporation. Redemption shall be conditional upon the Corporation having funds legally available therefor. Payment of the redemption price shall be made in cash or by check or current funds, or in assets other than cash, by the Corporation at such time and in such manner as may be determined from time to time by the Board of Directors of the Corporation.

  (6) The Corporation's shares of stock are issued and sold, and all persons who shall acquire stock of the Corporation shall acquire the same, subject to the condition and understanding that the provisions of the Articles of Incorporation of the Corporation, as from time to time amended, shall be binding upon them.

  SECOND: The shares aforesaid have been duly classified or reclassified by the Board of Directors pursuant to the authority and power contained in Article V of the Articles of Incorporation of the Corporation.

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  IN WITNESS WHEREOF, METROPOLITAN SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and its corporate seal to be hereunto affixed and attested by its Secretary, on September 9, 1998.


                                METROPOLITAN SERIES FUND, INC.


                                By /s/ Christopher P. Nicholas
                                   --------------------------------
                                   Christopher P. Nicholas
                                   President and Chief Operating Officer


Attest:


/s/   Robin Wagner
---------------------
Robin Wagner
Secretary


  THE UNDERSIGNED, President of METROPOLITAN SERIES FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                /s/ Christopher P. Nicholas
                                --------------------------------
                                Christopher P. Nicholas

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